EXHIBIT 5.1
August 8, 2005
MTI Technology Corporation
14661 Franklin Avenue
Tustin, California 92780

Re:	MTI Technology Corporation Registration Statement on Form S-3 (File No. 333-118657)
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-3 (File No. 333-118657) (the “Registration Statement”) of MTI Technology Corporation, a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “SEC”) on or about August 3, 2005, relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 7,292,278 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), consisting of (i) 5,667,970 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of outstanding shares of the Company’s Series A Convertible Preferred Stock, $0.001 par value per share (the “Series A Convertible Preferred Stock”), originally issued pursuant to the terms of that certain Securities Purchase Agreement, dated as of June 17, 2004 (the “Securities Purchase Agreement”), by and among the Company and the purchasers named therein, and (ii) 1,624,308 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of the warrants (the “Warrants”) issued pursuant to the terms of the Securities Purchase Agreement. The Conversion Shares and the Warrant Shares may be offered for resale from time to time by and for the account of the selling stockholders as named in the Registration Statement.
As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance by the Company of the Series A Convertible Preferred Stock and the Warrants.
We are of the opinion that (i) the Conversion Shares have been duly authorized and, when issued upon conversion of the Series A Convertible Preferred Stock in accordance with the terms of the Company’s Certificate of Designation of Series A Convertible Preferred Stock, will be legally issued, fully paid and nonassessable, and, (ii) the Warrant Shares have been duly authorized and, when issued in accordance with the terms of the Warrants for the consideration set forth therein, will be legally issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.
Very truly yours,
/s/ Morrison & Foerster LLP